As Filed with the Securities and Exchange Commission January 13, 2014

Registration No.: 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NIGHTFOOD HOLDINGS, INC.

Nevada	SIC 3119	46-3885019
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)

NightFoodHoldings, Inc. 85 Parkview Road Elmsford, New York 10523 888-888-6444
(Address and telephone of registrant’s executive office)
Mr. Sean Folkson NightFoodHoldings, Inc. 85 Parkview Road Elmsford, New York 10523 (212) 828-8275
(Name, address and telephone of agent for service of process)
Copies of all communication to: Frank J. Hariton, Esq. 1065 Dobbs Ferry Road White Plains, NY 10607 Telephone (914) 674-4373 Fax (914) 693-2963

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  From time to time after the effective date of this prospectus

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

Indicate by check mar whether the registrant is a large accelerated filer, a non accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer”, a “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer [   ]   Accelerated Filer [   ]   Non-accelerated Filer [   ]  Smaller Reporting Company [X]

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Common Stock, par value $.001 per share (1)	2,794,500	$0.26	$726,570	$95.00

(1)

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of '33, as amended. As of the date hereof, there is no established public market for the common stock being registered. Accordingly, the Company is using its sales price in its private placement of $0.25 per share plus $0.01 so that the investors may realize a profit.

WE HEREBY AMEND THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL WE SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

NIGHTFOOD HOLDINGS, INC.

Up to 2,794,500 Shares of Common Stock

Offering Price: $0.26 per share

This is a resale prospectus for the resale of up to 2,794,500 shares of our common stock by the selling stockholders listed herein in our initial public offering.  We will not receive any proceeds from the sale of the shares.

Our common stock is not traded on any public market and, although we intend to initiate steps to have our common stock quoted on the Over the Counter Bulletin Board (“OTCBB”) maintained by the Financial Industry Regulatory Authority ("FINRA") upon the effectiveness of the registration statement of which this prospectus is a part, we may not be successful in such efforts, and our common stock may never trade in any market.  We have not yet contacted any broker-dealer to request that they apply to have our stock included on the OTCBB.

Selling stockholders selling pursuant to this prospectus will sell at a fixed price of $0.26 per share until our common shares are quoted on the OTCBB and thereafter all selling stockholders other than our sole corporate officer will sell at prevailing market prices, or privately negotiated prices.  Our two officers, who are deemed to be underwriters, must offer their shares at a fixed price of $0.26 per share even if our shares are quoted on the OTCBB.  NightFood Holdings, Inc. is in a developmental stage and intends to market nutritional snacks that are appropriate for evening consumption.  We will require substantial additional funding to meet all of our business objectives.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

INVESTING IN OUR COMMON STOCK INVOLVES VERY HIGH RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January 13, 2014.

SUMMARY OF OUR OFFERING

The following summary information is a summary of information that appears elsewhere in this Prospectus.  Prospective investors are advised that they should read the financial and other information contained herein in its entirety.

OUR BUSINESS

NightFood Holdings, Inc. (“we”, “us” “the Company” or “NightFood”) is a Nevada corporation organized on October 16, 2013 to acquire all of the issued and outstanding shares of NightFood, Inc., a New York corporation (the “Subsidiary”) from its sole shareholder, Sean Folkson.  All of our operations are conducted by the subsidiary.  We are in the business of developing a functional food line of snacks that are suitable for evening consumption and which may promote better sleep.  A large number of Americans snack in the evening or at night and management believes that our products are unique in the functional food industry and that there is a substantial market for our products.  We have developed a “cookies and cream” flavored snack/nutrition bar and have conducted limited production runs to test our product’s acceptance.  We have other potential evening appropriate snacks that may be developed in the next year.  Our offices are located at 85 Parkview Road, Elmsford, New York 10523 and our telephone number is (888) 888-6444.  We maintain a web site at www.nightfood.com.  Any information that may appear on our web site should not be deemed to be a part of this prospectus

About This Offering

The Offering

Securities being offered:	Up to 2,794,500 shares of common stock, par value $0.001, by the selling stockholders.

Offering price per share:	$0.26

Offering period:	The shares will be offered on a time-to-time basis by the selling stockholders.

Net proceeds:	We will not receive any proceeds from the sale of the shares.

Use of proceeds:	We will not receive any proceeds from the sale of the shares.

Number of Shares of Common Stock and Preferred Stock Authorized and Outstanding:	1000,000,000 shares of common stock authorized, 25,108,560 shares issued and outstanding, 1,000,000 shares of blank check preferred stock authorized – none issued or designated

There is no trading market for our shares. We intend to find a broker dealer to sponsor us for inclusion on the Over the Counter Bulletin Board and thereafter we hope that a trading market will develop.  To date we have not contacted any broker-dealer to act as a sponsor for our stock. Selling stockholders will sell at a fixed price of $0.26 per share until our common shares are quoted on the Over-the-Counter Bulletin Board and thereafter at prevailing market prices, or privately negotiated prices.  Our two officers, who are deemed to be underwriters, must offer their shares at a fixed price of $0.26 per share even if our shares are quoted on the OTCBB.

Selected Financial Information

BALANCE SHEET DATA:
	As of June 30,		As of September 30,
	2012	2013	2013
(Unaudited)
Cash	$ 897	$ 913	$ 4,348
Total Assets	$ 2,589	$ 950	$ 4,384
Liabilities	$ 168,319	$ 189,393	$ 203,307
Stockholders’ (Deficit)	$ (165,730)	$ (188,443)	$ (197,333)
Total Liabilities and Stockholder’s Equity	$ 2,589	$ 950	$ 4,384

STATEMENT OF OPERATIONS DATA:
	For the year ended June 30,		For the three Month Period Ended September 30,
	2012	2013	2013
(Unaudited)
Revenues:	$ 22,344	$ 5,817	$ 795
Operating expenses:	$ 100,514	$ 16,557	$ 6,338
Net (loss):	$ (89,803)	$ (22,713)	$ (9,490)

The foregoing summary information is qualified by and should be read in conjunction with our audited financial statements and accompanying footnotes.

RISK FACTORS

You should carefully consider the following factors in evaluating our business, operations and financial condition.  The occurrence of any the following risks could have a material adverse affect on our business, financial condition and results of operations.

Risks Related to Our Business

We have had limited operations and require substantial additional funds to execute our business plan.  We have had limited operations, principally consisting of one production run and test marketing of our product in 25 retail locations, but the bulk of our sales have resulted from our website.  We generated revenue of $22,344 in the year ended June 30, 2012 and $5,817 in the year ended June 30, 2013.  Because our capital resources have been extremely limited we have been unable to fund continual production of our product through contract manufacturers.  Unless we are able to leverage our status as a public company into effective fundraising to fund our capital requirements, we will not be able to execute on our business plan and purchasers of our stock will be likely to lose their investment.

Our independent auditors have expressed doubt about our ability to continue as a going concern.  We received a report on our financial statements for the years ended June 30, 20013 and June 30, 2012 from our independent registered public accounting firm that includes an explanatory paragraph and a footnote stating that there is substantial doubt about our ability to continue as a going concern due to its loses and negative net worth.  Inclusion of a “going concern qualification” in the report of our independent accountants may have a negative impact on our ability to obtain financing and may adversely impact our stock price in any market that may develop.

We must remain uncertain of our proposed products’ market acceptance.  Although management firmly believes that snacks designed for evening consumption is a viable niche market with a potential for attractive returns for investors, this belief is largely based on informal observations and we have not conducted any formal marketing studies.  Our limited resources preclude us from doing so.  If management is wrong in its belief and there is an insufficient market for our products, it is likely we will fail and investors will lose their investment.

We are not subject to all of the requirements of the Securities Exchange Act of 1934 ("34 Act") and this will limit information available about us.  We will be subject to the information and reporting requirements of the Securities Exchange Act of 1934 and filed current reports, periodic reports, annual reports, and other information with the Securities and Exchange Commission, after the effective date of the Registration Statement of which this prospectus forms a part.  We also anticipate that we will file a 1934 Act registration statement.  Accordingly, we may become subject to proxy rules and Section 16 or 14 of the 1934 Act.  However, until such time as we do file a 34 Act registration statement information regarding securities holdings of our officers, directors and 10% stockholders will not be made available on a current basis and we will be able to take shareholder actions without complying with the SEC's proxy rules.  In addition, Section 15(d) of the 34 Act provides an automatic suspension of the periodic reporting obligation as to any fiscal year (except the fiscal year in which the registration statement became effective) if an issuer has fewer than 300 security holders of record at the beginning of such fiscal year.  Although we intend to file periodic reports, we could cease to do so at any time.

Our ability to hire additional personnel is important to the continued growth of our business.  Our continued success depends upon our ability to attract and retain a group of motivated marketing and business support professionals.  Our growth may be limited if we cannot recruit and retain a sufficient number of people.  We cannot guarantee that we will be able to hire and retain a sufficient number of qualified personnel.

We may face substantial competition.  Competition in all aspects of the functional food industry is intense.  We will compete against both large conglomerates with substantial resources and smaller companies, including new companies that might be formed with resources similar to our own.  Competitors may seek to duplicate the perceived benefits of our products in ways that do not infringe on any proprietary rights that we can protect.  As a result we could find that our entire marketing plan and business model is undercut or made irrelevant by actions of other companies under which we have no control.  We cannot promise that we can accomplish our marketing goals and as a result may experience negative impact upon our operating results.

Our success depends to a large extent upon the continued service of key managerial employees and our ability to attract and retain qualified personnel.  Specifically, we are highly dependent on the ability and experience of our key employees, Sean Folkson, our president and CEO and Peter Leighton, our Vice President.  We do not have an employment agreement with either of Mr. Folkson or Mr. Leighton.  The loss of either Mr. Folkson or Mr. Leighton would present a significant setback for us and could impede the implementation of our business plan.  There is no assurance that we will be successful in acquiring and retaining qualified personnel to execute our current plan of operations.

The ability of our officers to control our business will limit minority shareholders' ability to influence corporate affairs.  Our president, Sean Folkson, owns 15,895,500 shares and our Vice President Peter Leighton owns 4,000,000 shares or an aggregate of approximately 79.2 % of our 25,108,560 issued and outstanding shares.  Even if they were to sell all of their shares that are covered by this prospectus, they would still own 17,955,500 shares or approximately 71.5% of our issued and outstanding shares.  Because of their stock ownership, our officers will be in a position to continue to elect our board of directors, decide all matters requiring stockholder approval and determine our policies.  The interests of our president may differ from the interests of other shareholders with respect to the issuance of shares, business transactions with or sales to other companies, selection of officers and directors and other business decisions.  The minority shareholders would have no way of overriding decisions made by our president.  This level of control may also have an adverse impact on the market value of our shares because he may institute or undertake transactions, policies or programs that result in losses, may not take any steps to increase our visibility in the financial community and/ or may sell sufficient numbers of shares to significantly decrease our price per share.

If we do not receive additional financing we will not be able to execute our planned expansion.  We require between $400,000 and $1,000,000 in debt or equity financing to affect a planned expansion of our operations and roll out of our existing and any future products.  Management believes that it will be able to raise funds for us after this registration statement becomes effective and after we commence trading on the Over the Counter Bulletin Board (“OTCBB”) as investors would see that there would be an “exit strategy” for their investment.  However, this may not prove to be the case and we cannot be certain that we will become OTCBB listed or that, even if we do, that additional funds will be raised.  No one has committed to invest the money we need to complete our planned operations.  If we cannot raise additional funds, it is unlikely that we will be able to support a stock price close to the amount paid by our investors and our investors may lose all or most of their investment.  Recent economic developments and the current economic climate may make it especially difficult to raise additional funds.  If we do not raise additional funds, we may be required to abandon our current business plan and either operate our plan on a much smaller scaled basis or seek a different line of business.  However, we will use our concerted best efforts to seek additional funds and affect our planned business and we have no other present plans.

We may be exposed to potential risks resulting from new requirements under Section 404 of the Sarbanes-Oxley Act of 2002.  Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we will be required to include in our annual report our assessment of the effectiveness of our internal control over financial reporting as of the end of our fiscal year, at such time as we are required to file an annual report pursuant to section 13(a) or 15(d) of the Exchange Act.  Furthermore, our independent registered public accounting firm will be required to attest to whether our assessment of the effectiveness of our internal control over financial reporting is fairly stated in all material respects and separately report on whether it believes we have maintained, in all material respects, effective internal control over financial reporting as of the end of our fiscal year.  We have not yet completed our assessment of the effectiveness of our internal control over financial reporting.  We expect to incur additional expenses and diversion of management's time as a result of performing the system and process evaluation, testing and remediation required in order to comply with the management certification and auditor attestation requirements.  Our initial annual report may contain a statement to the effect that "This annual report does not include a report of management's assessment regarding internal control over financial reporting or an attestation report of the company's registered public accounting firm due to a transition period established by rules of the Securities and Exchange Commission for newly public companies."

We do not have a sufficient number of employees to segregate responsibilities and are presently unable to afford increasing our staff or engaging outside consultants or professionals to overcome our lack of employees, and this may impair our ability to effectively comply with Section 404 of the Sarbanes-Oxley Act.  We currently do not have any employees and rely on our CEO, Sean Folkson and our Vice President/CMO Peter Leighton to perform all executive functions.  Accordingly, we cannot segregate duties to provide sufficient review of our financial activity.  During the course of our testing our financial procedures, we may identify other deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404.  In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.  Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent financial fraud.  If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly.  Our officers’ lack of experience in accounting and financial matters may make our efforts to comply more difficult and cause us to hire consultants to assist him cutting into our resources.

Implications of Being an Emerging Growth Company.  As a company with less than $1.0 billion in revenue during its last fiscal year, we qualify as an "emerging growth company" as defined in the JOBS Act. For as long as a company is deemed to be an emerging growth company, it may take advantage of specified reduced reporting and other regulatory requirements that are generally unavailable to other public companies.  These provisions include:

•

a requirement to have only two years of audited financial statements and only two years of related Management's Discussion and Analysis included in an initial public offering registration statement;

•

an exemption to provide less than five years of selected financial data in an initial public offering registration statement;

•

an exemption from the auditor attestation requirement in the assessment of the emerging growth company's internal controls over financial reporting;

•

an exemption from the adoption of new or revised financial accounting standards until they would apply to private companies;

•

an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer; and

•

reduced disclosure about the emerging growth company's executive compensation arrangements.

An emerging growth company is also exempt from Section 404(b) of Sarbanes Oxley which requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting. Similarly, as a Smaller Reporting Company we are exempt from Section 404(b) of the Sarbanes-Oxley Act and our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until such time as we cease being a Smaller Reporting Company.

As an emerging growth company, we are exempt from Section 14A (a) and (b) of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.  In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.  We have elected to take advantage of the benefits of this extended transition period.  Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We would cease to be an emerging growth company upon the earliest of:

•

the first fiscal year following the fifth anniversary of this offering,

•

the first fiscal year after our annual gross revenues are $1 billion or more,

•

the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities, or

•

as of the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year.

You may have limited access to information regarding our business because our obligations to file periodic reports with the SEC could be automatically suspended under certain circumstances.  As of effectiveness of our registration statement of which this prospectus is a part, we will be required to file periodic reports with the SEC which will be immediately available to the public for inspection and copying (see “Where You Can Find More Information” elsewhere in this prospectus).  Except during the year that our registration statement becomes effective, these reporting obligations may (in our discretion) be automatically suspended under Section 15(d) of the Exchange Act if we have less than 300 shareholders and do not file a registration statement on Form 8A (which we have no current plans to file).  If this occurs after the year in which our registration statement becomes effective, we will no longer be obligated to file periodic reports with the SEC and your access to our business information would then be even more restricted.  After this registration statement on Form S-1 becomes effective, we will be required to deliver periodic reports to security holders.  However, we will not be required to furnish proxy statements to security holders and our directors, officers and principal beneficial owners will not be required to report their beneficial ownership of securities to the SEC pursuant to Section 16 of the Exchange Act.  Previously, a company with more than 500 shareholders of record and $10 million in assets had to register under the Exchange Act.  However, the JOBS Act raises the minimum shareholder threshold from 500 to either 2,000 persons or 500 persons who are not "accredited investors" (or 2,000 persons in the case of banks and bank holding companies).  The JOBS Act excludes securities received by employees pursuant to employee stock incentive plans for purposes of calculating the shareholder threshold.  This means that access to information regarding our business and operations will be limited.

Risks Related to Our Common Stock

Currently, there is no active public market for our securities, and there can be no assurances that any public market will ever develop or that our common stock will be quoted for trading and, even if quoted, it is likely to be subject to significant price fluctuations.  Prior to the date of this prospectus, there has not been any established trading market for our common stock, and there is currently no public market whatsoever for our securities.  We plan to have our common stock  listed on the OTC Bulletin Board ("OTCBB") maintained by the FINRA, but we have not selected a market maker to make an application for us and we can give no assurance that this goal will be accomplished.  Even if we obtain a trading symbol, there can be no assurances as to whether any market for our shares will ever develop or the prices at which our common stock will trade.  If the application is accepted, we cannot predict the extent to which investor interest in us will lead to the development of an active, liquid trading market.  Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

In addition, our common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for the common stock.  Either of these factors could adversely affect the liquidity and trading price of our common stock. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly.  Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception, and general economic and market conditions.  No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.  Because of the anticipated low price of the securities, many brokerage firms may not be willing to effect transactions in these securities.  See "Plan of Distribution" subsection entitled "Selling Shareholders and any purchasers of our securities should be aware that any market that develops in our stock will be subject to the penny stock restrictions."

Our board of directors is authorized to issue shares of preferred stock, which may have rights and preferences detrimental to the rights of the holders of our common shares.  We are authorized to issue up to 1,000,000 shares of preferred stock, $0.001 par value.  As of the date of this prospectus, we have not issued any shares of preferred stock and have no plans to do so.  Our preferred stock may bear such rights and preferences, including dividend and liquidation preferences, as the Board of Directors may fix and determine from time to time.  Any such preferences may operate to the detriment of the rights of the holders of the common stock being offered hereby.

Our articles of incorporation provide for indemnification of officers and directors at our expense and limit their liability that may result in a major cost to us and hurt the interests of our shareholders because corporate resources may be expended for the benefit of officers and/or directors.  Our articles of incorporation and applicable Nevada law provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf.  This indemnification policy could result in substantial expenditures by us, which we will be unable to recoup.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.  The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, either of which factors is are likely to materially reduce the market and price for our shares, if such a market ever develops.

Any market that develops in shares of our common stock will be subject to the penny stock restrictions that are likely to create a lack of liquidity and make trading difficult or impossible.  Until our shares of common stock qualify for inclusion in the NASDAQ system, if ever, the trading of our securities, if any, will be in the over-the-counter market which is commonly referred to as the OTCBB as maintained by the FINRA.  As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of our securities.

SEC Rule 15g-9 (as most recently amended and effective on September 12, 2005) establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions.  It is likely that our shares will be considered to be penny stocks for the immediately foreseeable future.  This classification severely and adversely affects the market liquidity for our common stock.  For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

•

the basis on which the broker or dealer made the suitability determination, and

•

that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions.  Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market.  These additional sales practice and disclosure requirements could impede the sale of our securities, if and when our securities become publicly traded.  In addition, the liquidity for our securities may decrease, with a corresponding decrease in the price of our securities.  Our shares in all probability will be subject to such penny stock rules for the foreseeable future and our shareholders will, in all likelihood, find it difficult to sell their securities.  Recently, several brokerage firms and clearing firms have adopted special “house rules” which make it more difficult for their customers to hold or trade low priced stock and these rules may make it difficult for our shareholders to sell their stock.

We do not intend to pay dividends on our common stock.  We have not paid any dividends on our common stock to date and there are no plans for paying dividends on the common stock in the foreseeable future.  We intend to retain earnings, if any, to provide funds for the implementation of our business plan.  We do not intend to declare or pay any dividends in the foreseeable future.  Therefore, there can be no assurance that holders of our common stock will receive any additional cash, stock or other dividends on their shares of our common stock until we have funds which the Board of Directors determines can be allocated to dividends.

If a market develops for our shares, sales of our shares relying upon rule 144 may depress prices in that market by a material amount.  All of the outstanding shares of our common stock are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended.  As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws.  Rule 144 provides in essence that a person who has held restricted securities for a prescribed period may, under certain conditions, sell their shares as a result of revisions to Rule 144 which became effective on or about February 15, 2008, there is no limit on the amount of restricted securities that may be sold by a non-affiliate (i.e., a stockholder who has not been an officer, director or control person for at least 90 consecutive days) after the restricted securities have been held by the owner for a period of six months.  A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to registration of shares of common stock of present stockholders, may have a depressive effect upon the price of the common stock in any market that may develop.

Any trading market that may develop may be restricted by virtue of state securities "Blue Sky" laws to the extent they prohibit trading absent compliance with individual state laws.  These restrictions may make it difficult or impossible to sell shares in those states.  There is no public market for our common stock, and there can be no assurance that any public market will develop in the foreseeable future.  Transfer of our common stock may also be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as "Blue Sky" laws.  Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions.  Because the securities registered hereunder have not been registered for resale under the “Blue Sky” laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state “Blue Sky” law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities.  These restrictions prohibit the secondary trading of our common stock.  We currently do not intend and may not be able to qualify securities for resale in approximately 17 states that do not offer manual exemptions and require shares to be qualified before they can be resold by our shareholders.  Accordingly, investors should consider the secondary market for our securities to be a limited one.  See also "Plan of Distribution-State Securities-Blue Sky Laws."

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of the common stock offered by the selling stockholders.  We are registering 2,794,500 of our 25,108,560 currently outstanding shares for resale to provide the holders thereof with freely tradable securities, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the holders thereof.

SELLING STOCKHOLDERS

From our formation through the date of this Prospectus, 25,108,560 shares of common stock have been issued to and we have 45 holders:

The Company was incorporated on October 16, 2013 at which time 20,000000 shares of common stock were issued to the Company’s founder, Sean Folkson, in exchange for the stock of NightFood, Inc. a New York corporation.  Mr. Folkson transferred 4,000,000 of these shares to Peter Leighton in connection with his joining the Company.

In October 2013 the Company sold 200,000 shares to two persons at $0.05 per share for an aggregate of $10,000 in order to fund costs related to this registration statement.  These shares were issued in a private offering pursuant to Regulation D under the Securities Act of 1933, as amended, and each of the investors therein represented in writing that such investor was an accredited investor as that term is defined in Regulation D and that he was acquiring the shares for his own account and for investment.

In October 2013, the Company executed consulting agreements with four consultants who would provide general business consulting services and issued these consultants a total of 3,500,000 shares.  Each of the consultants is offering 100,000 of those shares hereunder.

In November and December 2013, Sean Folkson gave an aggregate of 104,500 shares to 35 persons.

In January 2014, the Company sold 90,000 shares to two persons at $0.25 per share and an aggregate of $22,500 in order to enable the Company to fund operations.  These shares were issued in a private offering pursuant to Regulation D under the Securities Act of 1933, as amended, and each of the investors therein represented in writing that such investor was an accredited investor as that term is defined in Regulation D and that he was acquiring the shares for his own account and for investment.

In January 2014, the Company retained Eric Egeland as a consultant and issued him 618,560 shares of which 60,000 are being offered in this prospectus.

No underwriter participated in the foregoing transactions, and no underwriting discounts or commissions were paid, nor was any general solicitation or general advertising conducted.  The securities bear a restrictive legend and stop transfer instructions are noted on our stock transfer records.

All shares offered under this prospectus are being offered by selling shareholders and may be sold from time to time for the account of the selling stockholders named in the following table.  The table also contains information regarding each selling stockholder's beneficial ownership of shares of our common stock as of the date of this prospectus, and as adjusted to give effect to the sale of the shares offered hereunder.

	SELLING SECURITY HOLDER AND RELATIONSHIP TO THE COMPANY, OR ITS AFFILATES, IF ANY	SHARES OWNED (NUMBER AND PERCENTAGE) BEFORE OFFERING	SHARES OFFERED	SHARES OWNED (NUMBER AND PERCENTAGE) AFTER OFFERING
1.	Sean Folkson, President, CEO and Sole Director	15,895,500 (63.3%)	1,552,000	14,343,500 (57.1%)
2.	Peter Leighton	4,000,000 (15.9%)	388,000	3,612,000 (14.4%)
3.	Eric Egeland, Consultant	618,560 (2.4%)	60,000	558,560 (2.1%)
4.	Christina Havas	100,000 (0.4%)	100,000	0
5.	Wally Okby	100,000 (0.4%)	100,000	0
6.	AJO Capital, Inc.(1) (investor and consultant)	950,000 (3.8%)	140,000	810,000 (3.3%)
7.	Ocean Global Advisors(2) Consultant	800,000 (3.0%)	100,000	700,000 (2.6%)
8.	Tomer Popiol, Consultant	900,000 (3.4%)	100,000	800,000 (3.0%)
9.	Amy Levitsky, Consultant	850,000 (3.2%)	100,000	750,000 (2.8%)
10.	Shay Gueta	50,000 (0.2%)	50,000	0
11.	Douglas Keller	2,500*	2,500	0
12.	Yosef Cohen	5,000*	5,000	0
13.	Tzion Halali	6,000*	6,000	0
14.	Lavender House, Inc (3)	2,500*	2,500	0
15.	Small Business Rescue Inc. (4)	2,000*	2,000	0
16.	Jaymie Dahan	2,000*	2,000	0
17.	Isaac Dahan	2,000*	2,000	0
18.	Eric Leopold	30,000 (0.1%)	30,000	0
19.	Murray Potash	2,000*	2,000	0
20.	Wendy Trejo	2,500*	2,500	0
21.	David Trejo	1,500*	1,500	0
22.	Arturo Trejo	1,500*	1,500	0
23.	Yolanda Trejo	1,500*	1,500	0
24.	Horacio Trejo	1,500*	1,500	0
25.	Jan Folkson	1,500*	1,500	0
26.	Moises Jiminez	1,000*	1,000	0
27.	Manny Argicia	1,000*	1,000	0
28.	Chris Potenza	2,000*	2,000	0
29.	Aaron Adams	1,000*	1,000	0
30.	Ryan Brock	1,000*	1,000	0
31.	Steve Fox	10,000*	10,000	0
32.	Jeff Stock	1,000*	1,000	0
33.	Branon Chatkin	1,000*	1,000	0
34.	Eric Rogell	2,000*	2,000	0
35.	Alex Heilberger	1,000*	1,000	0
36.	Jason Zickerman	1,500*	1,500	0
37.	Darryl Mouzon	1,000*	1,000	0
38.	Selig Folkson	1,500*	1,500	0
39.	Charlie Romanelli	1,000*	1,000	0
40.	Etel Sandy Beria	6,000*	6,000	0
41.	Brett Malvin	2,000*	2,000	0
42.	Christian Rodriguez	2,000*	2,000	0
43.	Omar Bennett	1,500*	1,500	0
44.	Anwar Isaacs	1,500*	1,500	0
45.	Nir Sharon	1,500*	1,500	0
	TOTALS	25,108,560 (100%)	2,794,500	22,314,560 (88.9%)

   *  less than 0.1%

(1)

This corporation is controlled by Dror Trepper

(2)

This corporation is controlled by Tal Tepper

(3)

This corporation is controlled by Judy Parent

(4)

This corporation is controlled by Richard Solomon

Sean Folkson CEO/president and Peter Leighton are Selling Stockholders and will each be considered to be an underwriter for purposes of this offering.  Their current intention is to remain as our officers regardless of whether they sell a substantial portion of their stockholding in us.  They are nevertheless offering 1,940,000 shares in this offering (approximately 7.7% of all outstanding common shares) since otherwise sales by them would be restricted to 1% (or approximately 250,000 shares) of all outstanding shares every three months in accordance with Rule 144.  As our officer/control persons, Messrs. Folkson and Leighton may not avail themselves of certain provisions of Rule 144 which otherwise would permit a non-affiliate to sell an unlimited number of restricted shares provided that the one-year holding period requirement is met.

Selling Stockholders other than our officers will sell at $0.26 until our stock is quoted on the OTCBB and thereafter at prevailing market prices, or privately negotiated prices.  Our officers, who are deemed to be underwriters, must offer their shares sold under this prospectus at a fixed price of $0.26 per share even if our shares are quoted on the OTCBB.

DETERMINATION OF OFFERING PRICE

There is no established public market for the common equity being registered. 20,000,000 of our outstanding shares were issued at $0.001 in October 2013 upon our acquiring our present business; 200,000 of our outstanding shares were issued at $0.05 per share during October 2013; and 90,000 of our shares were issued at $0.25 in January 2014.  Accordingly, in determining the offering price, we selected $0.26 per share, which is one cent higher than the highest and most recent price at which we have issued our shares.

DIVIDEND POLICY

We have never paid a cash dividend on our common stock, and we do not anticipate paying cash dividends in the foreseeable future. Moreover, any future credit facilities might contain restrictions on our ability to declare and pay dividends on our common stock. We plan to retain all earnings, if any, for the foreseeable future for use in the operation of our business and to fund the pursuit of future growth. Future dividends, if any, will depend on, among other things, our results of operations, capital requirements and on such other factors as our board of directors, in its discretion, may consider relevant.

PLAN OF DISTRIBUTION

The selling stockholders may offer the shares at various times in one or more of the following transactions:

•

on any market that might develop;

•

in transactions other than market transactions;

•

by pledge to secure debts or other obligations;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or

•

in a combination of any of the above.

Selling stockholders other than our two officers will sell at $0.26 until our stock is quoted on the OTCBB and thereafter at prevailing market prices or privately negotiated prices.  In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers.  Our two officers will only sell at a fixed price of $0.26 per share.

The selling stockholders may use broker-dealers to sell shares.  If this happens, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they have acted as agents.  To date, no discussions have been held or agreements reached with any broker/dealers. No broker–dealer participating in the distribution of the shares covered by this prospectus may charge commissions in excess of 7% on any sales made hereunder.

Selling shareholders and any purchasers of our securities should be aware that any market that develops in our common stock will be subject to "penny stock" restrictions.  In addition various brokerage firms and clearing firms have adopted “house rules” which further restrict the sale of low price stocks.

We will pay all expenses incident to the registration, offering and sale of the shares other than commissions or discounts of underwriters, broker-dealers or agents. We have also agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

This offering will terminate on the earlier of the:

a) date on which the shares are eligible for resale without restrictions pursuant to Rule 144 under the Securities Act or

b) date on which all shares offered by this prospectus have been sold by the selling stockholders.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

If any of the selling shareholders enter into an agreement after the effectiveness of our registration statement to sell all or a portion of their shares in the Company to a broker-dealer as principal and the broker-dealer is acting as underwriter, we will file a post-effective amendment to our registration statement identifying the broker-dealer, providing the required information on the Plan of Distribution, revising disclosures in our registration statement as required and filing the agreement as an exhibit to the registration statement.

Selling shareholders and any purchasers of our securities should be aware that any market that develops in our stock will be subject to the penny stock restrictions.

Until our shares of common stock qualify for inclusion in the NASDAQ system, if ever, the trading of our securities, if any, will be in the over-the-counter markets, which are commonly referred to as the OTCBB as maintained by the FINRA. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of, our securities.

SEC Rule 15g-9 (as most recently amended and effective September 12, 2005) establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. It is likely that our shares will be considered to be penny stocks for the immediate foreseeable future. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The above-referenced requirements may create a lack of liquidity, making trading difficult or impossible, and accordingly, shareholders may find it difficult to dispose of our shares.

STATE SECURITIES – BLUE SKY LAWS

There is no public market for our common stock, and there can be no assurance that any market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as "Blue Sky" laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the “Blue Sky” laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state “Blue Sky” law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. Accordingly, investors may not be able to liquidate their investments and should be prepared to hold the common stock for an indefinite period of time.

We intend to apply for listing in a nationally recognized securities manual which, once published, will provide us with "manual" exemptions in 33 states.

Thirty-three states have what is commonly referred to as a "manual exemption" for secondary trading of securities such as those to be resold by selling stockholders under this registration statement. In these states, so long as we obtain and maintain a listing in Standard and Poor's Corporation Records or another acceptable manual, secondary trading of our common stock can occur without any filing, review or approval by state regulatory authorities in these states. These states are: Alaska, Arizona, Arkansas, Colorado, Connecticut, District of Columbia, Florida, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Nebraska, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, Texas, Utah, Washington, West Virginia and Wyoming. We cannot secure this listing, and thus this qualification, until after our registration statement is declared effective. Once we secure this listing, secondary trading can occur in these states without further action.  In order to obtain a listing in Standard and Poor's Corporation Records, the Company will be required to pay Standard and Poor’s a fee and to provide the publisher with information related to the Company’s business, capital expenditures, number of stockholders, transfer agent, stock price history, dividend history, digest of earnings, balance sheet information, and other information related to the Company.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

LIMITATIONS IMPOSED BY REGULATION M

Under applicable rules and regulations under the Exchange Act, including Rule 102 of Regulation M, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of up to five business days prior to the commencement of such distribution.  Rule 100 of Regulation M defines such restricted period as the period beginning on the later of five business days prior to the determination of the offering price or such time that a person becomes a distribution participant, and ending upon such person's completion of participation in the distribution.  In addition and without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby.  We assume no obligation to deliver copies of this prospectus or any related prospectus supplement, unless otherwise required to do so by federal securities laws.

LEGAL PROCEEDINGS

We are not a party to any pending litigation and, to the best of our knowledge, none is threatened or anticipated.

DIRECTORS, EXECUTIVE OFFICERS PROMOTERS AND CONSULTANTS

Our officers and directors are as follows:

Name	Age	Position(s)
Sean Folkson Peter Leighton	44 51	President, Chief Executive Officer and Director VP Marketing and Chief Marketing Officer

Term and Family Relationships

Our director currently has a term which will end at our next annual meeting of the stockholders or until successors are elected and qualify, subject to their prior death, resignation or removal.  Officers serve at the discretion of the Board of Directors.

No family relationships exist among our officers, directors and consultants.

Business Experience

Sean Folkson was elected president, CEO and a director upon formation of the Company.  Sean Folkson has CEO and President of our subsidiary NightFood, Inc., a New York corporation, since its formation in January 2010. From 2004 to 2009 he served as president of Specialty Equipment Direct, Inc. which is an online marketer of flooring maintenance equipment which he founded.  In 1998 he founded AffiliatePros.com, Inc. a company engaged in assisting its clients with internet marketing which operated through 2008.  Mr. Folkson received a B.A. in Business Administration with a concentration in marketing from S.U.N.Y Albany in 1991.

Peter Leighton was appointed Vice President Marketing and Chief Marketing Officer upon the formation of the Company.  Peter Leighton holds a BA in marketing from the University of Florida.  For over 25 years he has been engaged in marketing and management for functional foods, biotech and turnaround companies.  Since 2001 Mr. Leighton has been the founding partner of Copernican Associates, LLOC a consulting firm offering B to B and B to C services in various segments.  From 2007 to 2010 he was CEO of Advana Science, Inc., a developer of OTC consumer products and was VP Marketing of Natrol, Inc., an OTC supplement manufacturer from 2002 to 2004.

Legal Proceedings

No officer, director, or persons nominated for these positions, and no promoter or significant employee of our corporation has been involved in legal proceedings that would be material to an evaluation of our management.

Code of Ethics

We have determined that due to our early stage of development and our small size, the present adoption of a code of ethics is not appropriate.  If we grow we will adopt a suitable code of ethics.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The information in the following table sets forth the beneficial ownership of our shares of common stock (our only class of voting securities) as of the date of this prospectus, by: (i) our officers and directors; (ii) all officers and directors as a group; (iii) each shareholder who beneficially owns more than 5% of any class of our voting securities, including those shares subject to outstanding options.

Name and address of owner	Amount owned before the offering	Percent of class

Sean Folkson c/o Nightfood Holdings, Inc. 85 Parkview Road Elmsford, NY 10592	15,894,500	63.3%

Peter Leighton c/o Nightfood Holdings, Inc. 85 Parkview Road Elmsford, NY 10592	4,000,000	15.9%

All officers and directors
as a group (2 persons)	18,894,500	75.3%

DESCRIPTION OF CAPITAL STOCK

Introduction

We were established as a Nevada corporation on October 16, 2013. We are authorized to issue 100,000,000 shares of common stock and 1,000,000 shares of preferred stock.

Preferred Stock

Our certificate of incorporation authorizes the issuance of 1,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by our board of directors. No shares of preferred stock have been designated, issued or are outstanding. Accordingly, our board of directors is empowered, without stockholder approval, to issue up to 1,000,000 shares of preferred stock with voting, liquidation, conversion, or other rights that could adversely affect the rights of the holders of the common stock. Although we have no present intention to issue any shares of preferred stock, there can be no assurance that we will not do so in the future.

Among other rights, our board of directors may determine, without further vote or action by our stockholders:

•

the number of shares and the designation of the series;

•

whether to pay dividends on the series and, if so, the dividend rate, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority of payment of dividends on shares of the series;

•

whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of the voting rights;

•

whether the series will be convertible into or exchangeable for shares of any other class or series of stock and, if so, the terms and conditions of conversion or exchange;

•

whether or not the shares of the series will be redeemable and, if so, the dates, terms and conditions of redemption and whether there will be a sinking fund for the redemption of that series and, if so, the terms and amount of the sinking fund; and

•

the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.

We presently do not have plans to issue any shares of preferred stock. However, preferred stock could be used to dilute a potential hostile acquirer. Accordingly, any future issuance of preferred stock or any rights to purchase preferred shares may have the effect of making it more difficult for a third party to acquire control of us. This may delay, defer or prevent a change of control in our company or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings attributable to, and assets available for distribution to, the holders of our common stock and could adversely affect the rights and powers, including voting rights, of the holders of our common stock.

Common Stock

The Company is authorized to issue One Hundred Million (100,000,000) shares of Common Stock (the Common Stock) of par value of $0.001, per share. As of the date of this Offering the Company had 25,108,560 shares of Common Stock issued and outstanding. Holders of Common Stock are each entitled to cast one vote for each Share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding Common Stock can elect all directors. Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore and, in the event of liquidation, to share pro-rata in any distribution of the Company's assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will be paid unless and until the Company is profitable. Holders of Common Stock do not have preemptive rights to subscribe to additional shares if issued by the Company. There are no conversion, redemption, sinking fund or similar provisions regarding the Common Stock. All of the outstanding Shares of Common Stock are fully paid and non-assessable and all of the Shares of Common Stock offered thereby will be, upon issuance, fully paid and non-assessable.

Holders of Shares of Common Stock will have full rights to vote on all matters brought before shareholders for their approval, subject to preferential rights of holders of any series of Preferred Stock. We are not currently authorized to issue preferred stock and have no intention of amending our corporate documents to authorize preferred stock. Holders of the Common Stock will be entitled to receive dividends, if and as declared by the Board of Directors, out of funds legally available, and share pro-rata in any distributions to holders of Common Stock upon liquidation.

The holders of Common Stock will have no conversion, preemptive or other subscription rights. The Shares of Common Stock offered by this prospectus are validly issued, fully paid and non-assessable. The Company has issued no options or warrants and does not have any convertible securities outstanding.

Upon any liquidation, dissolution or winding-up of Journal, our assets, after the payment of debts and liabilities and any liquidation preferences of, and unpaid dividends on, any class of preferred stock then outstanding, will be distributed pro-rata to the holders of the common stock. The holders of the common stock have no right to require us to redeem or purchase their shares.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. Even if he sells all of the shares offered by him under this prospectus, Sean Folkson will directly or indirectly own an aggregate of 60.1% of our outstanding shares.

Dividend Policy

The Company does not currently intend to declare or pay any dividends on its Common Stock, except to the extent that such payment is consistent with the Company's overall financial condition and plans for growth. For the foreseeable future, the Company intends to retain excess future earnings, if any, to support development and growth of its business. Any future determination to declare and pay dividends will be at the discretion of the Company's Board of Directors and will be dependent on the Company's financial condition, results of operations, cash requirements, plans for expansion, legal limitations, contractual restrictions and other factors deemed relevant by the Board of Directors.

Transfer Agent

We will use ClearTrust, LLC as our transfer agent.  Our Transfer Agent's address and phone number is 16540 Pointe Village Drive - Suite 206, Lutz, Florida 33558 (813) 235-4490

Shares Eligible for Future Sale

The Securities of the Selling Shareholders offered hereby currently are "restricted securities" as that term is defined in SEC Rule 144 of the 1933 Securities Act ("Rule 144"), and may not be resold without registration under the Securities Act. Provided certain requirements are met, the Shares of Common Stock purchased hereunder may be resold pursuant to Rule 144 or may be resold pursuant to another exemption from the registration requirement. Upon the effectiveness of this offering such shares will no longer be governed by Rule 144 unless they fall under the Affiliate sales limitation rules. Any additional shares the Company would issue after this offering may fall under Rule 144 unless registered.

Generally, Rule 144 provides that a holder of restricted shares of an issuer which maintains certain available public information, where such shares are held 6 months or more, may sell in every three months the greater of: (a) an amount equal to one percent of the Company's outstanding shares; or (b) an amount equal to the average weekly volume of trading in such securities during the preceding four calendar weeks prior to the sale. Persons who are not affiliates of the Company may sell shares beneficially owned for at least one year at the time of the proposed sale without regard to volume restrictions. Lastly, there is no existing public or other market for the Shares, and there is no assurance that any such market will develop in the foreseeable future.

See also “Plan of Distribution” subsection entitled "Any market that develops in shares of our common stock will be subject to the penny stock restrictions which will make trading difficult or impossible" regarding negative implications of being classified as a "Penny Stock."

Indemnification

Under Nevada Law and our Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

FORWARD LOOKING STATEMENT INFORMATION

Certain statements made in this Prospectus involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. Our plans and objectives are based, in part, on assumptions involving judgments with respect to, among other things, future economic, competitive and market conditions, technological developments related to business support services and outsourced business processes, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

Although we believe that our assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein particularly in view of the current state of our operations, the inclusion of such information should not be regarded as a statement by us or any other person that our objectives and plans will be achieved. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the factors set forth herein under the headings “Business,” “Risk Factors” and “Plan of Operations.”

OUR BUSINESS

NightFood Holdings, Inc. (“we”, “us” “the Company” or “NightFood”) is a Nevada corporation organized on October 16, 2013 to acquire all of the issued and outstanding shares of NightFood, Inc., a New York corporation (the “Subsidiary”) from its sole shareholder, Sean Folkson.  All of our operations are conducted by the subsidiary.  We are in the business of developing a functional food category of snacks that are suitable for evening consumption and which may promote better sleep. A large number of Americans suffer from various sleep difficulties and management believes that our products are unique in the functional food industry and that there is a substantial market for our products.  We have developed a “cookies and cream” flavored snack/nutrition bar and have conducted limited production runs to test our product’s acceptance.  We have other evening appropriate snacks in development.  Our offices are located at 85 Parkview Road, Elmsford, New York 10523 and out telephone number is (212) 828-8275.  We maintain a web site at www.nightfood.com.  Any information that may appear on our web site should not be deemed to be a part of this prospectus

Industry Overview

We are a development stage company that is seeking to enter the functional food industry by offering a line of snack foods that are appropriate for evening consumption.  Based on available figures for 2012 published by SymphonyIRI Group , the United States snack food industry had revenues of over $100 billion and continues to grow.  A majority of adults are trying to eat foods and snacks that they understand will prevent or manage health problems and 37% of consumers are willing to pay more for foods with perceived health benefits.  Moreover, industry data indicates that almost half of the snacks consumed are consumed in the evening.

Our Products, Present and Proposed

We have developed a cookies & cream flavored snack/nutrition bar which is made from commercially available ingredients and a proprietary combination of other components in a proprietary process. This is the NightFood nutrition bar.  The NightFood® nutrition bar, will be sold as individual bars with a suggested retail price of $2.29 or in a 6-pack. NightFood® is the first product positioned as a healthier alternative to other convenient nighttime snack options.  Each 150 calorie NightFood® bar is specially formulated to satisfy late-night cravings, tackle nighttime hunger, help our customers fall asleep more easily, and sleep better throughout the night.  We believe that NightFood® bars are an optimal bedtime snack in terms of composition and calories. In addition, the bars contain clinically proven bioactive ingredients such as Melatonin and Chocamine® (a patented natural cocoa extract that provides the health and relaxation benefits of chocolate without the caffeine, fat, calories, and sugars).  While management believes that the NightFood® bar is beneficial for our customers, we are not making any specific health or nutrition claims for the NightFood® bar.

Depending upon the success of the NightFood® bar and our available resources, we intend to expand our product line to include formulations with and without sleep aiding bioactive ingredients, and a healthy nighttime snack product specifically for children.

Planned Production

We have utilized contract manufacturers for producing our products.  These include Noble Foods for product manufacture, Empress Label for our packaging, and Excelsior Integrated for our warehousing and fulfillment.  We consider our relations with each of these suppliers to be good.  We also believe that the nature of the market for these services ensures that if we were required to find an alternate supplier for any of these services, we could do so on similar terms.   In 2010 we had a beta production run of 78,000 bars.  We sold this product through our web site and other channels and will not sell the remainder as it is past the “best used by” date.  Management believes that the results of this Beta indicate a strong potential market for the NightFood® bar.  However, our limited capital resources have precluded our engaging in further regular production.

Planned Marketing

Depending upon our available resources we intend to market our product at a wholesale level to health food stores such as GNC and to drug stores such as CVS and Rite Aid.  However we have no agreements with any of these stores and can give no assurance that these efforts will prove successful.  We intend to test direct marketing campaigns on television to enhance direct to consumer sales.

Competition

The nutritional/snack food business is highly competitive and includes such participants as large companies like Nabisco, Keebler, Kellogg’s and Quaker Oats and specialized products as Cliff Bar and Luna Bar and many smaller companies.  Many of these competitors have well established names and products.  Management is not aware of any competitor offering snack/nutrition bars that promote restful sleep.  We will initially compete based upon the unique nature of our product.  However, other companies, including those with greater name recognition than us and greater resources may seek to introduce products that directly compete with our products.  Management believes that if a competitor sought to develop a competing product, it could do so.

Properties

We have no properties and at this time have no agreements to acquire or lease any properties. We currently operate from within our CEO’s residence without cost to us. If our operations expand, we may be required to rent offices. Management believes that office space will be available at reasonable rents when such space is needed.  We currently store our inventory in a fulfillment center at a cost of approximately $57 per month which is part of our shipping and packing relationship.

Intellectual Property Rights

We own the registered trademark “NightFood®” and believe that it will prove important to our business.  We also rely on proprietary information as to our formulas and have non-disclosure agreements with our suppliers.

Personnel

We currently no employees except, Sean Folkson, our President and CEO, and Peter Leighton our VP/CMO, we may hire additional employees in the future in marketing, sales and clerical positions.

Customers

No customer represented more than ten (10%) of our revenue during the last two fiscal years.

Internet Website

We maintain a website at: http://www.nightfood.com.  The information on such website should not be considered a part of this prospectus.

DESCRIPTION OF PROPERTY

We currently operate out of the residence of our CEO and president Sean Folkson and will not pay any rent to Mr. Folkson for so long as we operate out of his house.  When we receive additional funding and need space beyond our present facility, we believe that we will be able to find ample suitable space within our projected budget as set forth in this prospectus.  We also pay approximately $57 per month for warehousing space on a month to month basis

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Management’s Discussion and Analysis contains statements that are forward-looking. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors discussed in the “Risk Factor” section.

OVERVIEW

We are a nutritional food development, manufacturing and distribution company relying on having developed the product and our marketing expertise to develop and market nutritional/snack foods that are appropriate for evening snacks.  We have conducted a beta launch of our product but have lacked the capital resources to operate on a regular basis.  Our plan is to raise capital through loans and sales of our stock and management believes that becoming a public company will enhance those efforts, although we can give no assurance that these efforts will prove successful.  Our goal is to move beyond a beta marketing of our product(s) into regular production and sales on a continual basis.

DEVELOPMENT PLANS

We are in a developmental stage.  Implementing our planned business operation is dependent on our ability to raise between $400,000 and $1,000,000 of additional capital after all offering expenses paid to a placement agent, attorneys, accountants and the like.

Our plan is to utilize such capital we raise as follows:

	If a Net of $400,000 is Raised	If a Net of $1,000,000 is Raised
Our plan is to utilize such capital we raise as follows:
Inventory	$ 50,000	$ 100,000
Salaries	$ 120,000	$ 200,000
Marketing	$ 200,000	$ 500,000
Rent	$ 10,000	$ 10,000
Working Capital	$ 30,000	$ 200,000

The foregoing are estimates only and any funds may be reallocated based upon management’s evaluation of then existing conditions.  Until we raise additional funds we will continue operations at approximately our current levels.  In addition, being a public company will cost us approximately $20,000 a year in professional and other fees.  We will continue to rely on advances from Mr. Folkson, as required, to meet these obligations.  However, Mr. Folkson has not entered into a written agreement with us to provide any financial support.  Our plan is to complete a private capital raise in the next 12 months, but we do not have any present commitments for raising any capital.

INFLATION

Inflation can be expected to have an impact on our operating costs.  A prolonged period of inflation could cause a general economic downturn and negatively impact our results.  However, the effect of inflation has been minimal over the past three years.

SEASONALITY

We do not believe that our business will be seasonal to any material degree.

LIQUIDITY AND CAPITAL RESOURCES

As at September 30, 2013, we had cash on hand of $4,348.  We have relied on cash advances from Mr. Folkson to fund our operations, but Mr. Folkson has lent the Company $134,517 and is not in a position to make further advances to the Company. Since September 30, 2013, we have raised $32,500 through sales of our common stock under Regulation D.  We do not believe that cash on hand to be adequate to satisfy our ongoing working capital needs.  During Fiscal Year 2014, our primary objectives in managing liquidity and cash flows will be to expand our business.  If Mr. Folkson were to fail to make any further advances and we were to fail to raise any additional funds, we believe we could continue operations for only a few months.

OFF BALANCE SHEET ARRANGEMENTS

None

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company was incorporated on October 16, 2013 and in upon our organization we issued 20,000,000 shares of common stock to the Company’s founder, President and CEO in exchange for all of the issued and outstanding common stock of Night Food, Inc., a New York corporation.  During October and December 2013, Mr. Folkson assigned 4,000,000 shares of his common stock to Peter Leighton as compensation in connection with his joining the Company and an aggregate of 104,500 shares to 35 persons as gifts.  Mr. Folkson has advanced an aggregate of $134,517 to us to fund our operations.  These advances do not bear any interest, but will be repaid on demand but only from 10% of positive cash flow and should we fail to make any payment, the remaining balance on the note begin to bear interest at 12% per annum.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth the cash and non-cash annual remuneration of our sole officer and director during our past two fiscal years:

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compen- sation	Total
Sean Folkson, CEO	2012	$0	$0	$0	$0	$0	$0	$0	$0
	2013	$0	$0	$0	$0	$0	$0	$0	$0

The Company has not paid and has no present plan to give any compensation other than cash and the granting of shares of common stock.  The Company does not have any Stock Option Plan or other equity compensation plans.

Employment Agreements

We do not have employment agreements with our executive officers or directors.  We have verbal understandings with our executive officers regarding monthly retainers and reimbursement for actual out-of-pocket expenses.

Termination of Employment

There are no compensatory plans or arrangements, including payments to be received from the Company, with respect to any person named in the Summary Compensation Table set forth above that would in any way result in payments to any such person because of his or her resignation, retirement or other termination of such person’s employment with us.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Frank J. Hariton, Esq., 1065 Dobbs Ferry Road, White Plains, New York 10607.  Mr. Hariton owns does not own any shares of our common stock.

EXPERTS

The financial statements of NightFood Holdings, Inc. as of June 30, 2012 and 2013, for the years then ended, included in this prospectus have been audited by Beckstead & Company, CPAs, independent registered public accounting firm, and have been so included in reliance upon the report of Beckstead & Company, CPAs given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including exhibits, schedules and amendments, under the Securities Act with respect to the shares of common stock to be sold in this offering.  This prospectus does not contain all the information included in the registration statement.  For further information about us and the shares of our common stock to be sold in this offering, please refer to this registration statement.

As of the date of this prospectus, we became subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Accordingly, we will file annual, quarterly and special reports, proxy statements and other information with the SEC.  You may read and copy any document we file at the SEC's public reference room at 100 F Street, N. E., Washington, D.C. 20649.  You should call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  Our SEC filings will also be available to the public at the SEC's web site at "http:/www.sec.gov."

You may request, and we will voluntarily provide, a copy of our filings, including our annual report containing audited financial statements, at no cost to you, by writing or telephoning us at the following address:

NightFood Holdings, Inc., 85 Parkview Road, Elmsford, New York 10523 (888) 888-6444.

NightFood Holdings, Inc.

Financial Statements

For the years ended June 30, 2013 and June 30, 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of NightFood, Inc.

We have audited the accompanying balance sheets of NightFood, Inc. (the “Company”) as of June 30, 2013 and 2012 and the related statements of operations, stockholders’ deficit, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NightFood, Inc. as of June 30, 2013 and 2012 and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements for 2013 and 2012 have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has negative operating cash flow through June 30, 2013 and has a working capital deficit. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Beckstead & Company, CPAs

Henderson, NV

October 10, 2013

NightFood, Inc.

BALANCE SHEET

	June 30,	June 30,
	2013	2012
ASSETS
Current assets :
Cash	$913	$897
Accounts receivable ( net of allowance of $0 and $0, respectively)	37	27
Inventory	-	1,665
Total current assets	950	2,589

Total assets	$950	$2,589

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$10,907	$4,880
Accrued interest expense -related party	26,162	15,645
Short-term borrowings	3,374	3,220
Short-term borrowings-related party	134,517	126,767
Total current liabilities	174,960	150,512

Long term borrowings	14,433	17,807

Commitments and contingencies	-	-

Stockholders' deficit:
Common stock, without par value, 200 shares authorized issued and outstanding as of June 30,2013 and June 30, 2012, respectively	200	200
Additional paid in capital	39,107	39,107
Accumulated deficit	(227,750)	(205,037)
Total stockholders' deficit	(188,443)	(165,730)
Total Liabilities and Stockholders' Deficit	$950	$2,589

The accompanying notes are an integral part of these audited financial statements.

NightFood, Inc.

STATEMENT OF OPERATIONS

	For the	For the
	year ended	year ended
	June 30, 2013	June 30, 2012

Revenues	$5,817	$22,344

Operating expenses
Cost of product sold	1,665	8,300
Advertising & promotional	596	29,164
Selling, general and administrative	14,296	42,489
Loss on write down of inventory	-	20,561
Total operating expenses	16,557	100,514

Loss from operations	(10,740)	(78,170)

Interest expense - bank debt	1,457	1,957
Interest expense - related party	10,516	9,676
Total interest expense	11,973	11,633

Provision for income tax	-	-

Net loss	$(22,713)	$(89,803)

Basic and diluted net loss per common share	$-	$-

Weighted average shares of capital outstanding - basic	-	-

The accompanying notes are an integral part of these audited financial statements

NightFood, Inc.

STATEMENT OF CASH FLOWS

	For the	For the
	year ended	year ended
CASH FLOWS FROM OPERATING ACTIVITIES:	June 30, 2013	June 30, 2012
Net loss	$(22,713)	$(89,803)

Adjustments to reconcile net loss to net cash used for operations:
Loss on inventory write down	-	20,561
(Increase) in accounts receivable	(10)	(28)
Decrease in inventory	1,665	25,734
Increase in accounts payable	6,027	4,880
Increase in accrued expenses	10,517	9,676
Net cash used by operating activities	(4,514)	(28,980)

CASH FLOWS FROM FINANCING ACTIVITIES:
Short-term borrowings-related party	7,750	31,866
Repayment of Short-term debt	(3,220)	(2,719)
Net cash provided by financing activities	4,530	29,147

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	16	167

Cash and cash equivalents, beginning of period	897	730
Cash and cash equivalents, end of period	$913	$897

Interest paid	$1,457	$1,957
Taxes paid	$-	$-

The accompanying notes are an integral part of these audited financial statements.

NightFood, Inc.

STATEMENTS OF STOCKHOLDERS’ EQUITY

Years ended June 30, 2013 & 2012

	Common Stock		Additional Paid in	Accumulated	Stockholders'
	Shares	Par Value	Capital	Deficit	Deficit
Balance, July 1, 2011	200	$ 200	$ 39,107	$ (115,234)	$ (75,927)
Net loss	-	-		(89,803)	(89,803)
Balance, June 30, 2012	200	200	39,107	(205,037)	(165,730)
Net loss	-	-	-	(22,713)	(22,713)
Balance, June 30, 2013	200	$ 200	$ 39,107	$ (227,749)	$ (188,442)

The accompanying notes are an integral part of these audited financial statements.

NIGHTFOOD, INC.

NOTES TO FINANCIAL STATEMENTS

1.  Description of Business

•

NightFood, Inc.  (the “Company”) is a New York Corporation organized January 14, 2010 and commenced operations during the first quarter 2010. The Company has acquired the web site nightfood.com. The Company’s business model is to manufacture and distribute nutritional products to provide consumers better & healthier nighttime snack options to support better health and better sleep.

•

The Company’s fiscal year end is June 30.

•

The Company currently maintains its corporate office in Elmsford, New York.

2.  Summary of Significant Accounting Policies

•

Management is responsible for the fair presentation of the Company’s financial statements, prepared in accordance with U.S. generally accepted accounting principles (GAAP).

Use of Estimates

•

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used in the determination of depreciation and amortization, the valuation for non-cash issuances of common stock, and the website, income taxes and contingencies, among others.

Cash and Cash Equivalents

•

The Company classifies as cash and cash equivalents amounts on deposit in the banks and cash temporarily in various instruments with original maturities of three months or less at the time of purchase.

Fair Value of Financial Instruments

•

Statement of financial accounting standard FASB Topic 820, Disclosures about Fair Value of Financial Instruments, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for assets and liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Advertising Costs

•

Advertising costs are expensed when incurred and are included in advertsing and promotional expense in the accompanying statements of operations. The Company incurred advertising costs of $596 and $29,164 for the years ended June 30, 2013 and 2012, respectively.

Income Taxes

•

The Company has historically been treated as a Subchapter S Corporation.  Accordingly, all tax consequences have flown through to the Company’s shareholders’ personal income tax returns.  In addition, the Company has not generated any taxable income, and, therefore, no provision for income taxes has been provided.

Revenue Recognition

•

The Company generates its revenue from products sold from traditional retail outlets along with items distributed from the Company’s website.

•

All sources of revenue is recorded pursuant to FASB Topic 605 Revenue Recognition, when persuasive evidence of arrangement exists, delivery of services has occurred, the fee is fixed or determinable and collectability is reasonably assured.

Concentration of Credit Risk

•

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits at financial institutions.  At various times during the year, the Company may exceed the federally insured limits.  To mitigate this risk, the Company places its cash deposits only with high credit quality institutions.  Management believes the risk of loss is minimal.  At June 30, 2013 and 2012 the Company did not have any uninsured cash deposits.

Impairment of Long-lived Assets

•

The Company accounts for long-lived assets in accordance with the provisions of FASB Topic 360, Accounting for the Impairment of Long-Lived Assets. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Fair values are determined based on quoted market value, discounted cash flows or internal and external appraisals, as applicable.

Recent Accounting Pronouncements

•

The Company has assessed all newly issued accounting pronouncements released during the years ended June 30, 2013 and 2012, and have found none of them to have a material impact on the Company’s financial statements.

3.  Going Concern

•

The Company's financial statements are prepared using generally accepted accounting principles, which contemplate the realization of assets and liquidation of liabilities in the normal course of business.  Because the business is new and has limited operating history and relatively few sales, no certainty of continuation can be stated.

•

Management is taking steps to raise additional funds to address its operating and financial cash requirements to continue operations in the next twelve months. Management has devoted a significant amount of time in the raising of capital from additional debt and equity financing. However, the Company’s ability to continue as a going concern is dependent upon raising additional funds through debt and equity financing and generating revenue. There are no assurances the Company will receive the necessary funding or generate revenue necessary to fund operations.

4.  Accounts receivable

•

The Company’s accounts receivable arise primarily from the sale of the Company’s nutritional bedtime snack bar. On a periodic basis, the Company evaluates each customer account and based on the days outstanding of the receivable, history of past write-offs, collections, and current credit conditions, writes off accounts it considers uncollectible. Invoices are typically due in 60 - 90days. The Company does not accrue interest on past due accounts and the Company does not require collateral. Accounts become past due on an account-by-account basis. Determination that an account is uncollectible is made after all reasonable collection efforts have been exhausted.

5.  Inventory

•

Inventory consists of the following at June 30,

	2013	2012

Inventory	$-	$1,665
TOTAL	$-	$1,665

Inventories are stated at the lower of cost or market. The company periodically reviews the value of items in inventory and provides write-downs or write-offs of inventory based on its assessment of market conditions and the products relative shelf life. Write-downs and write-offs are charged to loss on inventory write down. In 2012, the company experienced a one-time charge to write-downs of $20,561; this was mainly attributable to the limited shelf life of products to maintain freshness.

6.  Other Current Liabilities

•

Other current liabilities consist of the following at June 30,

	2013	2012

Imputed interest on related party note-Sean Folkson	$26,161	$15,645
TOTAL	$26,161	$15,645

7.  Short Term Borrowings

•

On November 24, 2010, the Company entered into a Small Business Working Capital Loan with a well-established Bank. The loan is personally Guaranteed by the Company’s Chief Executive Officer, which is further Guaranteed for 90% by the United States Small Business Administration (SBA).

•

The term of the loan is seven years until full amortization and currently carries an 8% interest rate, which is based upon Wall Street Journal (“WSJ”) Prime 3.75 % Plus 4.75% and is adjusted quarterly. Monthly principal payments are required during this 84 month period.

•

Interest expense for the years ended June 30, 2013 and 2012, totaled $1,457 and $1,957, respectively.

8.  Capital Stock Activity

•

The Company’s Articles of Incorporation authorize the issuance of 200 shares of one (1) class no par value common stock.

•

The Company has 200 shares of common stock issued and outstanding as of June 30, 2013 and 2012, to one shareholder whose investment of $39,307 was made in several tranches over a period of time from inception to May 2010.

Dividends

•

The Company has never issued dividends.

Warrants

•

The Company has never issued any warrants.

Options

•

The Company has never issued options.

9.  Advances by Affiliates

•

The Company received cash from Mr. Folkson, the Company’s Chief Executive Officer and related party, $7,750 and $31,866 in 2013 and 2012, respectively, to supplement the Company’s working capital.  The balances are included in short term borrowings – related party balances of $134,517 and 126,767 in 2013 and 2012, respectively. The Note is repayable upon Mr.  Folkson providing the Borrower with written notice of demand, according to certain terms. However Mr. Folkson  may not demand repayment of the Note until the Company is profitable, and in a positive cash flow position. At that time, Mr Folkson may demand repayment. Company agrees to make payments equal to 10% of the monthly positive cash flow of the Company until balance is paid in full.

•

Imputed interest expense accrued on the note payable to Mr. Folkson totaled $10,516 and $9,676 for the years ended June 30, 2013 and 2012, respectively.

•

Furthermore, Mr. Folkson purchased 200 shares of the Company’s common stock for cash totaling $39,307 in several tranches over a period of time beginning  May 2010.

10.  Fair Value of Financial Instruments

Cash and Equivalents, Receivables, Other Current Assets, Accounts Payable, Accrued and Other Current Liabilities

The carrying amounts of these items approximated fair value.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measures, Financial Accounting Standards Board (“FASB”) ASC Topic 820-10-35 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurements).

Level 1 - Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2 - Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3 - Valuations based on unobservable inputs reflecting our own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

The application of the three levels of the fair value hierarchy under Topic 820-10-35 to our assets and liabilities are described below:

Fiscal 2013 Fair Value Measurements
Level 1	Level 2	Level 3	Total Fair Value

Assets

Other assets	$-	$-	$-	$-

Total	$-	$-	$-	$-

Liabilities

Short and long-term debt	$152,324	$-	$-	$152,324
Total	$152,324	$-	$-	$152,324

Fiscal 2012 Fair Value Measurements
	Level 1	Level 2	Level 3	Total Fair Value
Assets

Other assets	$-	$-	$-	$-

Total	$-	$-	$-	$-

Liabilities

Short and long-term debt	$147,794	$-	$-	$147,794
Total	$147,794	$-	$-	$147,794

11.  Net Loss per Share of Common Stock

•

The Company has adopted FASB Topic 260, "Earnings per Share," which requires presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. In the accompanying financial statements, basic loss per share of common stock is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year.  Basic net loss per common share is based upon the weighted average number of common shares outstanding during the period. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. However, shares associated with convertible debt, stock options and stock warrants are not included because the inclusion would be anti-dilutive (i.e. reduce the net loss per common share).  There were no anti-dilutive instruments.

	2013	2012
Numerator - basic and diluted loss per share net loss	$ (22,713)	$ (89,803)

Net loss available to common stockholders	$ (22,713)	$ (89,803)

Denominator – basic and diluted loss per share – weighted average common shares outstanding	200	200
Basic and diluted earnings per share	-	-

12.  Subsequent Events

•

A C-corporation holding company has been formed to enjoin the Company as a wholly-owned subsidiary for purposes of filing a registration statement with the US Securities and Exchange Commission.  As of the date of the audit report, the transaction has not been formalized.

•

Management of the Company has assessed all significant subsequent events through the date upon which the financial statements first became available for public release.

•

Additional accounting information September and three month go here.

Unaudited Pro Forma Condensed Combined Financial Statements

On October 16, 2013, NightFood Holdings, Inc. (“Holdings” or the “Company”) acquired NightFood, Inc. (“NightFood”).  The Company was formed to acquire the NightFood as a wholly-owned subsidiary for purposes of filing a registration statement with the US Securities and Exchange Commission.

The following unaudited pro forma condensed consolidated balance sheet is based on the historical balance sheets of NightFood Holdings, Inc. (“Holdings” or the “Company”) and NightFood, Inc. (“NightFood”) as of June 30, 2013, and September 30, 2013, respectively.

The two entities consolidated on October 16, 2013 with Holdings being the parent.  However, since Holdings was just recently established, and had nominal activity, the acquisition has been treated as a recapitalization of NightFood, Inc. and an acquisition of the assets and liabilities of Holdings by NightFood, Inc.  Though Holdings was the legal acquirer in the combination, NightFood was the accounting acquirer since its shareholder ended up with the majority ownership of NightFood Holdings, Inc.  Therefore at the date of the combination the historical financial statements of NightFood become those of Holdings.  Since the historical financial statements of NightFood supersede any prior financial statements of Holdings and are presented elsewhere in this Form S-1 there is no specific pro forma statement of operations presented, only a pro forma earnings per share for Holdings based on the new capital structure.

NightFood’s unaudited pro forma statement of condensed consolidated earnings per share give effect to the recapitalization of NightFood Holdings, Inc. as if it had occurred on June 30, 2013 and the unaudited pro forma condensed consolidated balance sheet gives effect to the reverse merger as if it had occurred on June 30, 2012.  The unaudited pro forma statement of condensed consolidated operations is in effect the historical statements of operations of NightFood, Inc.

NightFood Holdings Inc.
Proforma Consolidated Balance Sheet
NightFood, Inc. as of September 30, 2013
NightFood Holding as of September 30, 2013

						Adjusted
		NightFood	Combined	Pro Forma		Pro Forma
	NightFood Inc.	Holding Inc.	Totals	Adjustments	REF	Totals
ASSETS
CURRENT ASSETS
Cash	$4,348	$-	$4,348	$-		$4,348
Accounts receivable	36	-	36	-		36
Total Current Assets	4,384	-	4,384	-		4,384

TOTAL ASSETS	$4,384	$-	$4,384	$-		$4,384

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$12,749	$-	$12,749	$-		$12,749
Accrued interest expense -related party	28,910	-	28,910	-		28,910
Accrued expenses	4,000	-	4,000	-		4,000
Short-term borrowings	3,438	-	3,438	-		3,438
Short-term borrowings-related party	139,617	-	139,617	-		139,617
Total Current Liabilities	188,714	-	188,714	-		188,714

LONG TERM LIABILITIES
Long term borrowings	13,603	-	13,603	-		13,603
Long term liabilities	13,603	-	13,603	-		13,603
TOTAL LIABILITIES	202,317	-	202,317	-		202,317

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock	-	-	-	-		-
Common stock	200	-	200	(200)	[1]	20,000
				20,000	[1]
Additional paid-in capital	39,107	-	39,107	(257,040)	[2]	(217,933)
Retained earnings (deficit)	(237,240)	-	(237,240)	237,240	[2]	-
Total Stockholders' Equity (Deficit)	(197,933)	-	(197,933)	-		(197,933)

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY (DEFICIT)	$4,384	$-	$4,384	$-		$4,384

	[1] To record shares issued in establishment of NightFood Holdings, Inc Accumulated Deficit ($20,000)
	[1] To record shares exchanged to acquire NightFood, Inc Accumulated Deficit ($200)
	[2] To eliminate accumulated deficit of the Company. Additional Paid-in Capital (237,240)
	[2] To eliminate accumulated deficit of the Company. (237,240)

NightFood Holdings Inc.
Proforma Consolidated Statements of Operations
NightFood, Inc. For the Three Months Ended September 30, 2013
NightFood Holdings, Inc. For the Three Months Ended September 30, 2013
						Pro-Forma
						Adjusted
	NightFood	NightFood	Combined	Pro Forma		Combined
	Inc.	Holding Inc.	Totals	Adjustments	REF	Totals
REVENUES	$795	$-	$795	$-		$795
COST OF SALES	-	-	0	-		0
GROSS PROFIT	795	-	795	-		795

OPERATING EXPENSES
Advertising & promotional	3	-	3	-		3
Selling, general and administrative	7,130	-	7,130	-		7,130
Total Costs and Expenses	7,133	-	7,133	-		7,133

OPERATING LOSS	(6,338)	-	(6,338)	-		(6,338)

OTHER EXPENSE
Interest expense - bank debt	402	-	402	-		402
Interest expense - related party	2,750	-	2,750	-		2,750

Total Other Income (Expense)	3,152	-	3,152	-		3,152

LOSS BEFORE INCOME TAXES	(9,490)	-	(9,490)	-		(9,490)
PROVISION FOR INCOME TAXES	-	-	-	-		-
NET LOSS	$(9,490)	$-	$(9,490)	$-		$(9,490)

BASIC AND DILUTED LOSS PER SHARE	$(47.45)	$-				$(0.00)

WEIGHTED AVERAGE SHARES OUTSTANDING	200	20,000,000				20,000,000

NightFood Holdings Inc.
Proforma Consolidated Balance Sheet
NightFood, Inc. as of June 30, 2013
NightFood Holding as of June 30, 2013

						Adjusted
	NightFood	NightFood	Combined	Pro Forma		Pro Forma
	Inc.	Holding Inc.	Totals	Adjustments	REF	Totals
ASSETS
CURRENT ASSETS
Cash	$913	$-	$913	$		$
Accounts receivable	37	-	37
Total Current Assets	950	-	950

PROPERTY AND EQUIPMENT, net	0	-	-
GOODWILL	0	-	-
TOTAL ASSETS	$950	$-	$950	$-		$950

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$10,907	$-	$10,907	$-		$10,907
Accrued interest expense -related party	26,162	-	26,162	-		26,162
Accrued expenses	-	-	-	-		-
Short-term borrowings	4,204	-	4,204	-		4,204
Short-term borrowings-related party	134,517	-	134,517	-		134,517
Total Current Liabilities	175,790	-	175,790	-		175,790

LONG TERM LIABILITIES
Long term borrowings	13,603	-	13,603	-		13,603
Long term liabilities	13,603	-	13,603	-		13,603
TOTAL LIABILITIES	189,393	-	189,393	-		189,393

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock	-	-	-	-		-
Common stock	200	-	200	(200)	[1]	20,000
				20,000	[1]
Additional paid-in capital	39,107	-	39,107	(247,550)	[2]	(208,443)
Retained earnings (deficit)	(227,750)	-	(227,750)	227,750	[2]	-
Total Stockholders' Equity (Deficit)	(188,443)	-	(188,443)	-		(188,443)

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY (DEFICIT)	$950	$-	$950	$-		$950

	[1] To record shares issued in establishment of NightFood Holdings, Inc Accumulated Deficit ($20,000)
	[1] To record shares exchanged to acquire NightFood, Inc Accumulated Deficit ($200)
	[2] To eliminate accumulated deficit of the Company. Additional Paid-in Capital (227,750)
	[2] To eliminate accumulated deficit of the Company. (227,750)

NightFood Holdings Inc.
Proforma Consolidated Statements of Operations
NightFood, Inc. For the Twelve Months Ended June 30, 2013
NightFood Holdings, Inc. For the Twelve Months Ended June 30, 2013
						Pro-Forma
						Adjusted
	NightFood	NightFood	Combined	Pro Forma		Combined
	Inc.	Holding Inc.	Totals	Adjustments	REF	Totals
REVENUES	$5,817	$-	$5,817	$-		$5,817
COST OF SALES	1,665	-	1,665	-		1,665
GROSS PROFIT	4,152	-	4,152	-		4,152

OPERATING EXPENSES
Advertising & promotional	596	-	596	-		596
Selling, general and administrative	14,296	-	14,296	-		14,296
Total Costs and Expenses	14,892	-	14,892	-		14,892

OPERATING LOSS	(10,740)	-	(10,740)	-		(10,740)

OTHER EXPENSE
Interest expense - bank debt	1,457	-	1,457	-		1,457
Interest expense - related party	10,516	-	10,516	-		10,516

Total Other Income (Expense)	11,973	-	11,973	-		11,973

LOSS BEFORE INCOME TAXES	(22,713)	-	(22,713)	-		(22,713)
PROVISION FOR INCOME TAXES	-	-	-	-		-
NET LOSS	$(22,713)	$-	$(22,713)	$-		$(22,713)

BASIC AND DILUTED LOSS PER SHARE	$(113.57)	$-				$(0.00)

WEIGHTED AVERAGE SHARES OUTSTANDING	200	20,000,000				20,000,000

The NightFood, Inc.

Unaudited Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

Note 1.  Basis of Pro Forma Presentation

The unaudited pro forma condensed consolidated financial information included herein has been prepared pursuant to the rules and regulations of the United States Securities and Exchange Commission.  The unaudited pro forma condensed consolidated financial information of NightFood, Inc. based on the historical balance sheets of NightFood and NightFood, Holdings Inc. as of September 30, 2013 and June 30, 2013 respectively, the Proforma Condensed Earnings per share of NightFood for the period September 30, 2013 and June 30, 2013, of NightFood have been prepared after giving effect to the adjustments and assumptions described below.

NightFood employs accounting policies that are in accordance with accounting principles generally accepted in the United States of America. In management’s opinion, all material adjustments necessary to reflect fairly the pro forma financial position and unaudited pro forma results of operations of NightFood have been made.  The ongoing activity presented in this unaudited pro forma consolidated financial information represents NightFood’ s assets, liabilities, after giving effect to the recapitalization of NightFood Holdings, Inc.

Note 2.  Capitalization of NightFood Holdings, Inc.

Prior to the merger, NightFood Holdings Inc. has an authorized capitalization consisting of 100,000,000 shares of Holdings Common Stock, and 1,000,000 shares of Holdings Preferred Stock of which, 20,000,000 shares of Common Stock and no shares of Preferred Stock were currently issued and outstanding as of September 30, 2013.

On September 30, 2013, NightFood Holdings, Inc., a New York corporation was formed to enjoin the Company as a wholly-owned subsidiary for purposes of filing a registration statement.

Note 3.  Pro Forma Adjustments

The accompanying unaudited pro forma consolidated condensed earnings per share for the year ended June 30, 2013 have been prepared as if the merger of NightFood Holdings, Inc. was completed on July 1, 2012 and, for consolidated balance sheet purposes, and as if the establishment of NightFood Holdings, Inc. had occurred as of June 30, 2012, and reflect the pro forma adjustments as presented above.

NightFood Holdings, Inc.

2,276,500 SHARES OF COMMON STOCK

TABLE OF CONTENTS

PROSPECTUS SUMMARY	4
RISK FACTORS	5
USE OF PROCEEDS	11
SELLING STOCKHOLDERS	11
DETERMINATION OF OFFERING PRICE	13
DIVIDEND POLICY	13
MARKET FOR SECURITIES	13
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	16
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS	16
DESCRIPTION OF CAPITAL STOCK	17
DESCRIPTION OF BUSINESS	19
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	21
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	23
LEGAL MATTERS	23
EXPERTS	23
WHERE YOU CAN FIND MORE INFORMATION	24
INDEX TO FINANCIAL STATEMENTS	F-1

Dealer Prospectus Delivery Obligation

Until __________________, 2014, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The selling stockholders are offering and selling shares of our common stock only to those persons and in those jurisdictions where these offers and sales are permitted.

You should rely only on the information contained in this prospectus, as amended and supplemented from time to time. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth costs and expenses payable by the Company in connection with the sale of common shares being registered. All amounts except the SEC filing fee are estimates.

SEC registration fee		$95
Accounting fees and expenses		*
Legal fees and expenses [1]		0*
Miscellaneous		*

Total	$	*

*The foregoing are estimates only and have been paid.

(1) To be paid by a third party

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Certificate of Incorporation and the Bylaws of our Company provide that our Company will indemnify, to the fullest extent permitted by the Nevada Revised Statutes, each person who is or was a director, officer, employee or agent of our Company, or who serves or served any other enterprise or organization at the request of our Company. Pursuant to Nevada law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to our Company and its stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Nevada law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to our Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Nevada law. The provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

We have not entered into any agreements with our directors and executive officers that require us to indemnify these persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that the person is or was a director or officer of our Company or any of our affiliated enterprises.

We do not maintain any policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment under any circumstances.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Upon our formation, we issued 20,000,000 shares to Sean Folkson in exchange for all of the shares of NightFood, Inc., a New York corporation. Such transactions with the Company’s founder was exempt from registration by reason of Section 4(2) of the Securities Act of 1933, as amended (the “Act”).  All of the shares issued in such transactions bear an appropriate restrictive legend.

In October 2013, an additional 200,000 shares were issued to 2 investors for $10,000 in cash ($0.05 per share).  In January 2014, an additional 90,000 shares were issued to 2 investors for $22,500 in cash ($0.25 per share).  No underwriter participated in the foregoing transactions, and no underwriting discounts or commissions were paid, nor was any general solicitation or general advertising conducted.  The securities bear a restrictive legend and stop transfer instructions are noted on our stock transfer records.

These shares were issued in private offerings pursuant to Regulation D under the Act, and each of the investors therein represented in writing that such investor was an accredited investor as that term is defined in Regulation D and that he was acquiring the shares for his own account and for investment. A copy of the form of such subscription agreements is filed as Exhibit 4.1 and 4.2 to the registration statement of which this prospectus is a part. The offerings were, accordingly, exempt by reason of Section 4(6) of the Act.

II-1

Since our formation we have issued an aggregate of 4,118,560 shares to five consultants.  These consultants acquired their shares for investment and for their own account.  These privately negotiated transactions were exempt from registration by reason of Section 4(2) of the Act as transactions by an issuer not involving a public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The following exhibits are filed with this Registration Statement on Form S-1.

Exhibit No.	Description
3.1	Certificate of Incorporation*
3.2	Bylaws*
4.1	Subscription Agreements*
4.2	Specimen Stock Certificate*
5.1	Legal Opinion **
10.1	Promissory Note from NightFood, Inc. payable to Sean Folkson*
22.1	Subsidiaries of the Registrant*
23.1	Consent of Beckstead & Company, CPAs *
23.2	Consent of Frank J. Hariton, Esq. (to be included in Exhibit 5.1)

*Filed herewith

** To be filed by amendment

UNDERTAKINGS

We hereby undertake to:

1.

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

2.

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

3.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

4.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

5.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

6.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

7.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be

II-2

deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

6.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to this Registration Statement on Form S-1 to be signed on our behalf by the undersigned, thereunto duly authorized, in the Village of Elmsford, State of New York, on January 13, 2014.

NightFood Holdings, Inc.,

By: /s/ Sean Folkson

Name: Sean Folkson

Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

Person	Capacity	Date
/s/ Sean Folkson, President Sean Flokson	President and Chief Executive Officer and a Director (Principal Executive, Financial and Accounting Officer)	January 13, 2014

II-3